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                 FIDUCIARY TRANSFER OF TANGIBLE ASSETS AGREEMENT

      FIDUCIARY TRANSFER OF TANGIBLE ASSETS AGREEMENT (the "Agreement"), dated as of November 27, 1996, by and between Statia Terminals N.V., a company incorporated under the laws of the Netherlands Antilles, having its corporate seat at ("Statia Terminals"), Saba Trust Company N.V., a company incorporated under the laws of the Netherlands Antilles, having its corporate seat at ____________________ ("Saba"), Bicen Development Corporation N.V., a company incorporated under the laws of the Netherlands Antilles, having its corporate seat at __________________ ("Bicen"), Statia Laboratory Services N.V., a company incorporated under the laws of the Netherlands Antilles, having its corporate seat at ________________ ("Labs"), Saba Tugs N.V., a company incorporated under the laws of the Netherlands Antilles, having its corporate seat at ___________________ ("Tugs") and Seven Seas Steamship Company (St. Eustatius) N.V., a company incorporated under the laws of the Netherlands Antilles, having its corporate seat at ________________ ("Seven Seas") (Statia Terminals, Saba, Bicen, Labs, Tugs and Seven Seas individually a "Transferor" and collectively the "Transferors") and Marine Midland Bank, a New York banking corporation and trust company, having its registered office at 140 Broadway, 12th Floor, New York, NY 10005-1180, as trustee (in such capacity and together with any successors and assigns in such capacity, the "Transferee") pursuant to the Indenture (as hereinafter defined) and the Additional Lender Intercreditor Agreement (as defined in the Indenture), if any.


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                                   WITNESSETH:

     WHEREAS the Transferors, Statia Terminals International N.V. ("Statia International"), Statia Terminals Canada Incorporated ("Statia Canada" together with Statia International hereafter collectively referred to as the "Issuers"), and certain other parties are contemporaneously with the execution and delivery of this Agreement entering into a certain indenture dated as of November 27, 1996, (as amended, restated, supplemented or otherwise modified from time to time, the "Indenture"), pursuant to which the Issuers are issuing 11 3/4% first mortgage notes due 2003 (the "First Mortgage Notes"), in the aggregate principal amount of US$135,000,000;

     WHEREAS, it is contemplated that the Issuers may, after the date hereof,
(i) issue exchange notes pursuant to the Indenture (the "Exchange Notes"; together with the First Mortgage Notes, the "Notes") and (ii) incur certain additional indebtedness ("Additional Secured Indebtedness") in accordance with the provisions of Section 4.04 and Section 4.14 of the Indenture which shall be equally and ratably secured by the Pledged Collateral (as hereinafter defined);

     WHEREAS, pursuant to the Indenture and the guarantee set forth in Article Ten thereof (the "Guarantee") , each Transferor is jointly and severally guaranteeing the payment and performance of all the obligations of the Issuers arising under or in connection with the Notes and Indenture and each

Transferor's obligations under such Guarantee are intended to be secured hereunder;


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     WHEREAS, each Transferor is entering into this Agreement with Transferee acting for the benefit of itself, the holders of the Notes and the holders of Additional Secured Indebtedness (collectively the "Secured Parties") for the purpose, among other things, of securing and providing for the payment of all amounts of principal, premium, if any, interest, costs, charges, fees, expenses, commissions, reimbursements, indemnities and all other amounts from time to time due and payable by each Transferor to the Secured Parties (whether at stated maturity, by acceleration or otherwise, including, without limitation, the payments of interest and other amounts which would accrue and become due but for the filing of a petition in bankruptcy or the operation of any stay under any Bankruptcy Law (as defined in the Indenture)) under the Indenture, the Notes, the Guarantee, this Agreement, and any other instrument governing the obligations of each Transferor with respect to the Additional Secured Indebtedness (the "Additional Indebtedness Instrument"; together with the Indenture, the Notes, the Guarantee and this Agreement, the "Secured Instruments"), as well as the performance and payment of all other obligations and liabilities, now existing or hereafter arising whatsoever which are now or at any time hereafter may be or become due, owing or payable under any of the Secured Instruments, in any form or currency, to the Secured Parties by each Transferor, actually or contingently, solely or jointly and/or severally with another or others, as principal or surety, or by virtue of any current or other account in connection with any advance, loan, credit, instrument, guarantee or indemnity made or issued to, for or at the request of each Transferor pursuant to any Secured Instrument and costs, for the purpose hereof including, but not limited to, costs of collection of any amount due to the Secured Parties (collectively, the "Secured Obligations");


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     WHEREAS, pursuant to Netherlands Antilles private international law, the vesting of security rights on tangible assets shall be governed by the laws of the state or country in which such tangible assets are located at the moment of vesting security rights thereon ("lex rei sitae");

     WHEREAS, the Indenture is governed by the laws of the State of New York;

     WHEREAS, each Transferor has advised the Transferee that the execution and delivery of this Agreement and the performance of its obligations under this Agreement is in its corporate interest and does not prejudice the rights of its creditors;

     NOW, THEREFORE, in consideration of the foregoing premises each Transferor agrees with the Transferee as follows:


Section 1 Definitions

Capitalized terms used herein and not defined shall have the meanings assigned to them in the Indenture.

Section 2 Obligations Owed to Transferee, as Trustee

2.1 In order to ensure that a valid fiduciary transfer is created pursuant to this Agreement, each Transferor hereby agrees and covenants with Transferee that it shall (I) pay to Transferee (as and when due by each Transferor in accordance with the provisions of the applicable Secured Instruments) all amounts of money due and payable to the holders of the Notes and to the holders of the Additional Secured Indebtedness under their respective Secured


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     Instruments, in order to permit Transferee to make the payments under the applicable Secured Instrument, as and when due to the holders of the Notes and to the holders of Additional Secured Indebtedness, and (ii) perform all of its other obligations to the holders of the Notes and the holders of the Additional Secured Indebtedness in accordance with their respective Secured Instruments. The agreements, covenants and obligations of each Transferor set forth in the immediately preceding sentence shall hereinafter be referred to as the "Debtholder Obligations". It is the intention of the parties that the Debtholder Obligations shall be identical and equal, but alternative to, the obligations of each Transferor to the holders of the Notes and to the holders of Additional Secured Indebtedness under their respective Secured Instruments.

2.2 Each Transferor and the Transferee agree and acknowledge that the Debtholder Obligations are obligations and liabilities of each Transferor to the Transferee, as trustee and paying agent, separate and independent from and without prejudice to the liabilities which each Transferor has or may have to the holders of the Notes and to the holders of the Additional Secured Indebtedness, provided that the total amount due and payable under the Debtholder Obligations shall be decreased to the extent that each Transferor shall have paid any amounts to the Transferee, which are due, payable and owing to any holder of the Notes and any holder of Additional Secured Indebtedness in accordance with their respective Secured Instruments.

2.3 In connection with the performance of the provisions of this Agreement, the Transferee (in its capacity as Trustee) shall have the duties, and shall be entitled to the benefits, set


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     forth in the Indenture and/or the Additional Lender Intercreditor
     Agreement, if any, all to the extent permitted by applicable law.

2.4 The relationship of the holders of the Notes, the holders of Additional Secured Indebtedness and the Transferee are or will be, as the case may be, governed by the Indenture and the applicable Intercreditor Agreements, which are or will be, as the case may be, governed by and construed in accordance with the laws of the State of New York.

Section 3 Transfer

3.1 As security for the payment and performance of the Secured Obligations, each Transferor hereby transfers (and, in the case of Pledged Collateral hereafter arising or acquired, agrees to transfer) title by way of fiduciary transfer (fiduciaire eiGendomsoverdracht) to the Transferee for the benefit of the Secured Parties, who accepts such title from each Transferor in and to all of the right, title and interest of each Transferor in, to and under the following property, whether now existing or hereafter arising or acquired (collectively, the "Pledged Collateral"):

     (I) any and all equipment of any kind or nature (other than vehicles, marine vessels and emergency and spill response equipment) located at or used in connection with the operation of each Transferor's business conducted at the Mortgaged Property (as defined in the Indenture) located in the Netherlands Antilles, whether or not affixed to such Mortgaged Property, and all machinery, apparatus, equipment, fittings, fixtures, improvements and articles of personal


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          property of every kind and nature whatsoever now or hereafter attached or affixed to such Mortgaged Property or used in connection with the use and enjoyment thereof or the maintenance or preservation thereof, including, without limitation, all immoveable property (to the extent not registered with the relevant property register), truck racks, jetties, docks, hose stations and tanks (to the extent not constituting real property), spheres, pipelines, monopiles or pumps whether floating, fixed or permanent, offshore single point mooring buoys and other buoys, atmospheric distillation, storage, blending and loading equipment, utility systems, fire sprinkler and alarm systems or other fire prevention or extinguishing apparatus materials, HVAC equipment, boilers, all switchboards, electronic data processing, telecommunications or computer equipment, office machinery, computers and computer hardware and software (whether owned or licensed), all indoor or outdoor furniture, tools, materials, refrigeration, electronic monitoring, water or lighting systems, power, sanitation, waste removal, elevators, maintenance or other systems or equipment, and all other articles used or useful in connection with the use or operation of any part of such Mortgaged Property, including, without limitation the items of equipment specified in Exhibit I hereto, together with all modifications, renewals, substitutions, attachments, improvements, accessions, alterations, additions, replacements and repairs thereto and other property now or hereafter affixed thereto or used in connection therewith (collectively, the "Equipment");


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      (ii)  all inventory (including, without limitation, all raw materials, work-in-process, finished and semifinished inventory or goods of any kind, nature or description), held for sale, exchange or lease or furnished or to be furnished under a contract of service or an exchange arrangement or used or consumed in the business or in connection with the manufacturing, package, shipping, advertising, selling or finishing of such goods, and all right, title and interest therein and thereto, and the proceeds (including, without limitation, all proceeds of insurance with respect thereto, including the proceeds of any applicable casualty insurance to the extent relating thereto) and products of all of the foregoing, and all ledgers, books of account, records, tapes, cards, computer programs, computer disks or tapes, computer printouts, computer runs, and other computer-prepared information to the extent relating to any of the foregoing (collectively, "Inventory"); provided, however, that the fiduciary transfer of Inventory contemplated by this Section 3.1(ii) is subject to, conditioned, and shall become immediately effective (without any act or delivery by any Person) upon, the payment and satisfaction in full, or other termination, of the Lender Debt (as defined in the appropriate Access Intercreditor Agreement) (the "Lender Debt") and/or any other release by Lender (as defined in the appropriate Access Intercreditor Agreement); provided, further that in the event the Transferors shall at any time, subsequent to the termination and satisfaction of the Lender Debt, incur Indebtedness of the type permitted by, and in accordance with the provisions of clause


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          (i) of Section 4.04 of the Indenture (the "Permitted Revolving
          Indebtedness"), the parties hereto intend that a valid fiduciary transfer shall be granted to the holder of the Permitted Revolving Indebtedness and that upon the incurrence of such Indebtedness and the execution and delivery by the applicable Transferors and the holder of such Permitted Revolving Indebtedness of the documentation evidencing same, the fiduciary transfer of Inventory granted to Transferee hereunder shall be deemed to have been automatically terminated in order that the applicable Transferors may grant a valid fiduciary transfer of Inventory to the holder of such Permitted Revolving Indebtedness; provided, further that upon the payment and satisfaction in full or other termination of the Permitted Revolving Indebtedness and/or any other release by the holder of such Indebtedness, the fiduciary transfer of Inventory granted hereunder to Transferee shall, once again, become immediately effective (it being understood, however, that the Transferors shall execute and deliver any and all documents necessary to effect the foregoing provisions of this Section 3.1(ii));

    (iii) any and all documents and records relating to all or any portion of the Equipment and any item or type of other Pledged Collateral (other than Inventory, Accounts and Intangibles (each as defined in the appropriate Access Intercreditor Agreement)) in respect of which Transferee has been granted a security right under the Security Documents executed and delivered substantially in the form of Exhibits G, I-1 and K-2 to the Indenture, including, but not


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          limited to books, records, surveys, drawings, plans, specifications, contracts, file materials, operating and maintenance records, catalogues, lists, correspondence, operating manuals, warranties, guarantees, appraisals, studies and data, permits, licenses, franchises, certificates, consents, approvals, authorizations, ledger cards and invoices, tapes, cards, computer programs, computer disks or tapes, computer printouts, computer runs and other computer-prepared information, evidences of the filing of security agreements, lien instruments and other statements, if any, and the registration of other instruments in connection with any of the foregoing and amendments thereto, notices to other creditors or secured parties, and certificates from filing or other registration officers, credit information, reports and memoranda and maintenance contracts, (collectively the "Documents"); and

     (iv) all proceeds and products of any and all of the foregoing (other than Inventory).

     Notwithstanding the foregoing, the Pledged Collateral shall not include (x) property or assets hereafter acquired by each Transferor in accordance with clause (ix) of the definition of Permitted Liens in the Indenture; provided, however, that at such time as such property or asset is no longer subject to such Lien or security interest, such property shall (without any act or delivery by any Person) constitute Pledged Collateral hereunder or
     (y) vehicles, marine vessels and emergency and spill response equipment.


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3.2  Each Transferor herewith agrees with the Transferee that the Transferee shall at all times have access to and the right to receive copies of all Documents relating to all or any portion of the Pledged Collateral.


     It is the intention of the parties hereto that this Agreement grant to the Transferee a fiduciary transfer of all of each Transferor's rights, title and interest in each and every item or type of Pledged Collateral currently owned or held by each Transferor and acquired or obtained after the date hereof thereby. The fiduciary transfer of rights, title, and interest in the Pledged Collateral acquired or obtained hereafter shall be effected upon the acquisition thereof in accordance with section 3.3 of this Agreement.

3.3 Each Transferor shall, (I) immediately after obtaining or acquiring any item or type of property which would constitute Pledged Collateral having a fair market value in excess of US$50,000, and (ii) no later than the fifth Business Day following the end of each calendar month deliver to Transferee an amendment to this Agreement, duly executed by each Transferor, in substantially the form of Schedule 1 attached hereto (each an "Amendment")
     (x) identifying each item or type of Pledged Collateral acquired or obtained after the date hereof or after the date of the immediately preceding Amendment, as the case may be, and (y) confirming the fiduciary transfer of title granted hereunder in respect of such after-acquired Pledged Collateral. Each Transferor hereby authorizes Transferee to attach each Amendment to this Agreement and agrees that all Pledged Collateral listed on any Amendment delivered to Transferee shall for all purposes hereunder be considered


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     Pledged Collateral from and after the date of such Amendment.

3.4 Notwithstanding any provision to the contrary set forth in this Agreement, it is the intention of the parties that, with respect to Inventory, the Transferee's interest therein shall be subject and subordinate to the rights of no Person other than the Lender.

3.5 Anything to the contrary contained herein notwithstanding, by accepting the fiduciary transfer arising from this Agreement, Transferee shall not be deemed to be obligated to perform any of the covenants, conditions or provisions contained in, or otherwise deal with, the Pledged Collateral or to make any payment thereunder or with respect thereto and Transferee shall have no liability under any Pledged Collateral, and each Transferor shall remain solely liable to perform all the obligations and make all payments under the Pledged Collateral.

3.6  Further Assurances
     Each Transferor agrees that at any time and from time to time (including, without limitation, in connection with any amendment, restatement, supplement or modification of the Indenture) at the sole cost and expense of each Transferor, each Transferor shall promptly execute and deliver all further instruments and documents, including, without limitation, supplemental or additional fiduciary transfer agreements, and take all further actions that may be necessary or required by any and all existing or future law, or that Transferee may from time to time reasonably request, to carry into effect the purposes of this Agreement and in order to protect the validity and priority of the fiduciary


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     transfer granted or purported to be granted hereby or to enable each
     Transferor to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

Section 4 Power of Attorney; Exercise of Rights

4.1 The Transferee shall have an undivided interest in the Pledged Collateral (other than Inventory until such time as the Lender Debt shall be paid and satisfied in full) and, if an Event of Default shall have occurred and be continuing, each Transferor hereby designates the Transferee, subject to the provisions of the applicable Intercreditor Agreements, to represent each Transferor's interest, if any, in the Pledged Collateral in all respects and each Transferor herewith authorizes and grants full power of attorney to the Transferee, subject to the provisions of the applicable Intercreditor Agreements, to perform on its behalf any and all acts necessary to protect its interest and to realize its rights as a Transferee, it being understood that this appointment is coupled with an interest and is irrevocable.

4.2 In case of an Event of Default, the Transferee shall be entitled, and each Transferor hereby irrevocably authorizes the Transferee, subject to the provisions of the applicable Intercreditor Agreements, to exercise all rights which each Transferor would have had if the Pledged Collateral would not have been subject to this fiduciary transfer.

Section 5 Termination

     Upon satisfaction in full of the Secured Obligations, the Transferee shall, upon each Transferor's written request,


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     promptly execute and deliver to each Transferor, at each Transferor's expense, termination statements for all security agreements and lien instruments filed by the Transferee against each Transferor and such transfers and retransfers as each Transferor shall reasonably require in order to terminate or rescind any transfer of title as meant in section 3.1 and 3.3 of this Agreement, in each case without recourse or warranty by the Transferee. In addition to the foregoing, the security interest and fiduciary transfer of title granted to Transferee in the Inventory hereunder shall, to the extent, in accordance with, and in the manner contemplated by Section 5 of the applicable Access Intercreditor Agreement, automatically terminate.

Section 6 Representations, Warranties and Covenants

     Each Transferor represents, warrants and covenants to the Transferee as follows:

     (a)  Enforceability; No Filings

          This Agreement has been duly executed and delivered by each Transferor and constitutes the valid and legally binding obligation of each Transferor enforceable against it in accordance with its terms. This Agreement creates a valid first priority fiduciary transfer of the Pledged Collateral. No filings, registrations or recordings are necessary or appropriate to create, preserve and protect the fiduciary transfer of the Pledged Collateral by each Transferor to Transferee pursuant to this Agreement.

     (b)  Authority; No Conflict


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          Each Transferor has the requisite corporate power, authority and legal right to enter into this Agreement and grant the fiduciary transfer contemplated herein and there is no law, regulation or provision having the force of law on each Transferor, judicial order, security right, contract, agreement or other instrument binding on each Transferor or affecting each Transferor's properties, or any impediment or disability which would conflict with or in any way prevent the execution, delivery or performance by each Transferor or the enforcement against each Transferor of this Agreement.

     (c)  No Consents

          All authorizations, approvals, consents, permissions of or other action by, or notice or filings with, any governmental authorities (including exchange controls) or any other Persons, creditors, supervisory directors and shareholders of each Transferor which are required to be obtained, taken or made in connection with (I) the fiduciary transfer by each Transferor of the Pledged Collateral pursuant to this Agreement, (ii) the execution and delivery by each Transferor of this Agreement and the performance by each Transferor of its Secured Obligations hereunder or (iii) the exercise by Transferee of the remedies in respect of the Pledged Collateral pursuant to this Agreement, in each case have been duly obtained, taken or made, and are in full force and effect.

     (d)  No Security Rights


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          Each Transferor is as of the date hereof, and, as to the Pledged
          Collateral acquired by it from time to time after the date hereof, each Transferor will be, the owner of the Pledged Collateral having full and unencumbered title thereto free from any and all Liens, except Liens permitted by section 6(e) of this Agreement. This Agreement creates a valid fiduciary transfer of the Pledged Collateral superior and prior to the rights of all other Persons therein and subject to (I) in the case of Pledged Collateral (other than Inventory), no Liens other than the Liens described in Schedule 2 hereto as "Prior Liens" and (ii) in the case of Inventory, no Liens other than the Lien granted to the Lender to secure the Lender Debt.

     (e)  Transfers and Other Security Rights

          Except as specifically permitted under the provisions of the Indenture, each Transferor shall not sell, pledge, convey, assign, lease or transfer any of the Pledged Collateral to any Person and shall not allow any Person to have an interest in any Pledged Collateral. Each Transferor will not create or assume or permit to exist any Lien on or against any of the Pledged Collateral except for
          (I) Prior Liens, (ii) Liens granted to Transferee pursuant to this Agreement, (iii) Liens granted to Lender with respect to Inventory, and (iv) Liens of the type described in clauses (I) and (ii) of the definition of Permitted Liens in the Indenture; provided, that each of the Liens permitted by this clause (iv) of this Section 6(e) shall in all respects be subject and subordinate in priority to the fiduciary transfer


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          granted pursuant to this Agreement except to the extent that the law or regulation creating or authorizing such Lien provides that such Lien must be superior to the Lien of this Agreement. Each Transferor will defend the Pledged Collateral against all claims and demands of all Persons at any time claiming any interest therein adverse to Transferee or any Secured Party.

     (f)  Principal Place of Business; Change of Name

          Each Transferor's principal place of business is located at _______________________________________________________. All of the
          Documents are located at the address set forth in the immediately preceding sentence. Each Transferor shall neither establish a new location for its principal place of business nor shall it change its name nor shall it move the Documents until (I) it shall have given the Transferee not less than forty-five (45) days prior written notice of its intention to do so, clearly describing such new location and providing such other information in connection therewith as the

          Transferee or any Secured Party may request, and (ii) with respect to such new location or name, each Transferor shall have taken all actions necessary or required by any and all existing or future laws or as the Transferee may from time to time reasonably request to maintain the perfection and priority of the secured interest of the Transferee in the Pledged Collateral intended to be granted hereby, including, without limitation, obtaining waivers of landlord's or warehouseman's liens with respect to such new location.


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     (g)  Location of Pledged Collateral

          All Pledged Collateral (other than the Documents) held on the date hereof by each Transferor is located at the locations shown in
          Schedule 3 hereto. All Pledged Collateral now held or subsequently acquired shall be kept at one or more locations shown in Schedule 3 hereto, or such new location as each Transferor may establish if (I) it shall have given to the Transferee at least forty-five (45) days prior written notice of its intention to do so, clearly describing such new location and providing such other information in connection therewith as the Transferee may request, and (ii) with respect to such new location, each Transferor shall have taken all actions necessary or required by any and all existing or future laws or as the Transferee may from time to time reasonably request to maintain the priority of the security interest of the Transferee in the Pledged Collateral granted hereby, including, without limitation, obtaining waivers of landlord's or warehouseman's liens with respect to such new location.

     (h)  Pledged Collateral

          All information set forth herein, including, without limitation, the Schedules and Exhibits annexed hereto, and all information contained in any documents, schedules and lists heretofore delivered to the Transferee in connection with this Agreement, in each case, relating to the Pledged Collateral is accurate and complete in all respects.

Section 7 Remedies Upon Event of Default


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7.1  Obtaining Possession of the Pledged Collateral

     If an Event of Default shall have occurred and be continuing, then and in every such case, Transferee may, but shall not be obligated to, in addition to any other action permitted by law (and not limited in any manner to the remedies contained in the Notes, the Indenture or any other Secured

     Instrument) take one or more of the following actions, in accordance with the terms of and at the times specified in the Indenture and/or the applicable Intercreditor Agreements:

     (I) personally, or by agents or attorney, immediately take possession of the Pledged Collateral or any part thereof, from each Transferor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon each Transferor's premises where any of the Pledged Collateral is located and remove such Pledged Collateral and use in connection with such removal any and all services, supplies, aids and other facilities of each Transferor;

     (ii) sell, assign or otherwise liquidate, or direct each Transferor to sell, assign or otherwise liquidate, any or all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment or liquidation; and

    (iii) take possession of the Pledged Collateral or any part thereof, by directing each Transferor in writing to deliver the same to Transferee at any place or place designated by Transferee, in which event each


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          Transferor shall at its own expense (x) forthwith cause the same to be moved to the place or places so designated by Transferee and there delivered to Transferee; (y) store and keep any Pledged Collateral so delivered to Transferee at such place or places pending further action by Transferee and (z) while the Pledged Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Transferor's obligation to deliver the Pledged Collateral is of the essence of this Agreement. To the extent permitted under applicable law, upon application to a competent court, Transferee shall be entitled to a decree requiring specific performance by each Transferor of such obligation.

7.2  Disposition of the Pledged Collateral

     Upon the occurrence of an Event of Default, Transferee may (in accordance with the terms of and at the times specified in the Indenture and/or the applicable Intercreditor Agreements) to the extent permitted under applicable law, in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of Transferee's offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Transferee may deem commercially reasonable. Transferee may bid for and be the purchaser of any or all of the Pledged

     Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold at such sale, to deliver any outstanding Note or any other note evidencing the Additional Secured Indebtedness (each, an "Additional Note") or claims for interest thereon in lieu of cash, which Note, Additional Note or claims for interest thereon shall be applied to the payment of such purchase price. In the event that the amount payable in respect of the purchase price of the Pledged Collateral purchased at any such sale shall be less than the amount due on such Note or such Additional Note, such Note or such Additional Note shall be returned to the Transferee after being appropriately stamped to show partial payment. Each purchaser at any such sale shall acquire the property sold absolutely free from any claim or right on the part of each Transferor, and each Transferor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay or appraisal hereafter enacted. Transferee shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. Transferee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Transferor hereby waives, to the fullest extent permitted by law, any claims against Transferee arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Transferee accepts the first offer received and does not offer such Pledged Collateral to more than one offeree. Each Transferor agrees that, to the extent notice of sale shall be required by law, five (5) days' notice from

     Transferee of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to each Transferor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

7.3  Waiver of Claims

     Except as otherwise provided herein, each Transferor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with Transferee's taking possession or Transferee's disposition of any of the Pledged Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which each Transferor would otherwise have under law, and each

     Transferor hereby further waives, to the fullest extent permitted by applicable law: (I) all damages occasioned by such taking of possession;
     (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of Transferee's rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity or in accordance with the principles of reasonableness and fairness, of each Transferor therein and thereto, and shall be a perpetual bar both at law and in equity as well as according to the principles of reasonableness and fairness against each

     Transferor and against any and all Persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under each Transferor.

7.4  Certain Sales of Pledged Collateral

     Each Transferor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any foreign governmental authority, Transferee may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such foreign governmental authority. Each Transferor acknowledges that any such sales may be at prices and on terms less favorable to Transferee than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner.

Section 8 Application of Proceeds

The proceeds received by Transferee in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by Transferee of its remedies as a secured creditor as provided in
Section 7 hereof shall be applied, together with any other sums then held by Transferee pursuant to this Agreement, promptly by Transferee in the manner set forth in the Indenture and/or the applicable Intercreditor Agreements.

Section 9 Provisions Concerning All Pledged Collateral

(a) Insurance. Each Transferor shall at all times keep the Pledged Collateral insured in favor of Transferee, at each Transferor's own expense, against fire, theft and all other risks to which the Pledged Collateral may be subject, in such amounts and with such deductibles as from time to time would be maintained by a prudent operator of businesses similar to the business of each Transferor. Each policy or certificate with respect to such insurance shall be endorsed, to the extent appropriate, in the manner contemplated by Section 1.7.2 of the Mortgage encumbering the Real Property located in the Netherlands Antilles and shall name Transferee as an additional named insured or loss payee as its interest may appear, as appropriate, and such policy or certificate shall be delivered to Transferee. Each such policy shall state that it cannot be canceled without thirty (30) days prior written notice to Transferee. At least thirty (30) days prior to the expiration of any such policy of insurance, each Transferor shall deliver to Transferee an extension or renewal policy or an insurance certificate evidencing renewal or extension of such policy. If any Transferor shall fail to insure such Pledged Collateral in the manner contemplated by this Section or if any Transferor shall fail to so endorse and deposit, or to extend or renew, all such insurance policies or certificates with respect thereto, Transferee shall have the right (but shall be under no obligation), to advance funds to procure or renew or extend such insurance and each Transferor agrees to reimburse Transferee, immediately upon demand therefor, for any and all costs and expenses thereof, with interest on all such funds from the date advanced to the date of repayment thereof, at the rate per annum (the "Default Rate") equal to two percent in excess of the rate then payable under the Notes. Subject to the provisions of the applicable Intercreditor Agreements, in case of any loss or damage to any of the Pledged Collateral, all proceeds of insurance maintained by each Transferor shall be paid to Transferee as Trust Moneys pursuant to Article Twelve of the Indenture and shall be subject to retention and disbursement by Transferee in accordance with the terms of the Indenture.

(b) Further Actions. Each Transferor shall, at its sole cost and expense, make, execute, endorse, acknowledge, file and/or deliver to Transferee from time to time such lists, descriptions and designations of the Pledged Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices and schedules relating to the Pledged Collateral.

(c) Notation on Books and Records. Each Transferor shall place on its books and records with respect to the Pledged Collateral a notation stating that Transferee has a security interest therein.

Section 10 Reasonable Care


Transferee shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which Transferee, in its individual capacity, accords its own property, it being understood that Transferee shall not have responsibility for taking any necessary steps to preserve rights against any Person with respect to any Pledged Collateral.

Section 11 Expenses

Each Transferor will immediately upon demand pay to Transferee the amount of any and all expenses, including the reasonable fees and expenses of its counsel (including, without limitation, any local or foreign counsel) and the allocated costs of Transferee's internal counsel and the fees and expenses of any experts and agents which Transferee may incur in connection with (I) the collection of the Secured Obligations, (ii) the enforcement and administration of this Agreement, (iii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (iv) the exercise or enforcement of any of the rights of Transferee or (v) the failure by each Transferor to perform or observe any of the provisions hereof. All amounts payable by each Transferor under this Section 11 shall be due immediately upon demand, shall bear interest from the date advanced to the date of the repayment thereof at the Default Rate, and shall be part of the Secured Obligations. Each Transferor's obligations under this Section 11 shall survive the termination of this Agreement and the discharge of each Transferor's other obligations hereunder.

Section 12 No Waiver; Cumulative Remedies

12.1 No failure on the part of Transferee to exercise, no course of dealing with respect to, and no delay on the part of Transferee in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

12.2 In the event Transferee shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to Transferee, then and in every such case, each Transferor and Transferee shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies and powers of Transferee shall continue as if no such proceeding had been instituted.

Section 13 Trustee


Transferee has been appointed as trustee pursuant to the Indenture and the Additional Lender Intercreditor Agreement, if any. The actions of Transferee hereunder are subject to the provisions of the Indenture and/or the applicable Intercreditor Agreements. Transferee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of Pledged Collateral), in accordance with this Agreement, the Indenture and/or the applicable Lender Intercreditor Agreements. Transferee may resign from its position as Transferee and a successor Transferee may be appointed in the manner provided in the Indenture and/or the Additional Lender Intercreditor Agreements, if any. Upon the acceptance of any appointment as Transferee by a successor Transferee, that successor Transferee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Transferee under this Agreement, and the retiring Transferee shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Transferee's resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Transferee.

Section 14 Transferee May Perform

If any Transferor shall fail to do any act or thing that it has covenanted to do hereunder or if any warranty on the part of each Transferor contained herein shall be breached, Transferee may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose. Any and all amounts so expended by Transferee shall be paid by each Transferor immediately after demand therefor, with interest at the Default Rate during the period from and including the date on which such funds were so expended to the date of repayment. Each Transferor's obligations under this
Section 14 shall survive the termination of this Agreement and the discharge of each Transferor's other obligations under this Agreement.

Section 15 Notices

Unless otherwise provided herein any notice or other communication herein required or permitted to be given shall be given in the manner and at the address set forth in the Indenture, or as to any party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 15. All such notices and other communications shall be deemed to have been given when delivered in person, or received by telecopy or telex; or one (1) Business Day after delivery to the office of such overnight courier service; or five (5) Business Days after deposit in the United States mail, registered or certified, with postage prepaid and properly addressed; provided, however, that notice to Transferee shall not be effective until received by Transferee.

Section 16 Continuing Security Interest

This Agreement shall create a continuing security interest in the Pledged Collateral and shall (I) be binding upon each Transferor, its successors and assigns, and (ii) inure, together with the rights and remedies of Transferee hereunder, to the benefit of Transferee and its successors, transferees and assigns; no other Persons (including, without limitation, any other creditor of each Transferor) shall have any interest herein or any right or benefit with respect hereto.

Section 17 Headings

The Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

Section 18 Severability of Provisions

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 19 Limitation on Interest Payable

It is the intention of the parties to conform strictly to the usury laws, whether state or federal, that are applicable to the transaction of which this Agreement is a part. All agreements between each Transferor and Transferee, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid by each Transferor for the use, forbearance or detention of the money to be loaned or advanced under the Indenture or any related document, or for the payment or performance of any covenant or obligation contained herein or in the Indenture, exceed the maximum amount permissible under applicable usury laws. If under any circumstances whatsoever fulfillment of any such provision, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity. If under any circumstances each Transferor shall have paid an amount deemed interest by applicable law, which would exceed the highest lawful rate, such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of the principal amount owing in respect of the Secured Obligations and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal and any other amounts due hereunder, the excess shall be refunded to each Transferor. All sums paid or agreed to be paid for the use, forbearance or detention of the principal under any extension of credit or advancement of funds by Marine Midland Bank, as trustee, shall, to the extent permitted by applicable law, and to the extent necessary to preclude exceeding the limit of validity prescribed by law, be amortized, prorated, allocated and spread from the date of this Agreement until payment in full of the Secured Obligations so that the actual rate of interest on account of such principal amounts is uniform throughout the term hereof.

Section 20 Indemnification

Each and every obligation of the Issuers to indemnify and hold harmless the Trustee in the Indenture contained in Section 7.07 thereof is incorporated herein mutatis mutandis as an obligation of each Transferor hereunder to indemnify Transferee, and Marine Midland Bank, in its individual capacity, and the officers, directors, employees, agents and affiliates thereof.

Section 21 Governing Law; Consent to Jurisdiction

This Agreement shall be governed by the laws of the Netherlands Antilles. The competent courts of the Netherlands Antilles in Curacao shall have non-exclusive jurisdiction.

Section 22 Execution in Counterparts

This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on __________, 1996.


STATIA TERMINALS N.V., as Transferor

By:/s/ James G. Cameron
   ------------------------------------------------
Name:  James G. Cameron

Title:


SABA TRUSTCOMPANY N.V., as Transferor

By:/s/ James G. Cameron
   ------------------------------------------------
Name:  James G. Cameron
Title:


BICEN DEVELOPMENT CORPORATION N.V., as Transferor

By:/s/ James G. Cameron
   ------------------------------------------------
Name:  James G. Cameron
Title:


STATIA LABORATORY SERVICES N.V., as Transferor

By:/s/ James G. Cameron
   ------------------------------------------------
Name:  James G. Cameron
Title:


STATIA TUGS N.V., as Transferor

By:/s/ James G. Cameron
   ------------------------------------------------
Name:  James G. Cameron
Title:


SEVEN SEAS STEAMSHIP COMPANY (ST. EUSTATIUS) N.V., as Transferor

By:/s/ James G. Cameron
   ------------------------------------------------
Name:  James G. Cameron


MARINE MIDLAND BANK, as Transferee

By:/s/ Eileen M. Hughes
   ------------------------------------------------
Name:  Eileen M. Hughes
Title: Assstant Vice President

                                   Schedule 1
                                     to the
                               Fiduciary Transfer
                                       of
                            Tangible Assets Agreement

This Amendment dated [date], is delivered pursuant to section 3 of the Agreement referred to below. The undersigned hereby agrees that this Amendment may be attached to the Fiduciary Transfer of Tangible Assets Agreement dated November 27, 1996 by and between [Transferor], a company incorporated under the laws of the Netherlands Antilles, as Transferor, and Marine Midland Bank, as Transferee (the "Agreement"; capitalized terms defined therein being used herein as therein defined) and that the items or types of property listed on this Amendment shall be deemed to be part of the Pledged Collateral and shall secure the Secured Obligations as provided in the Agreement.

                                                             [Transferor]

                                                    BY:
                                                    TITLE:

Description of                                      Location of
Pledged Collateral                                  Pledged Collateral

                                   Schedule 2
                                     to the
                              Fiduciary Transfer of
                           Tangible Assets Agreement


                                   Prior Liens

                                      None.

                                   Schedule 3
                                     to the
                              Fiduciary Transfer of
                            Tangible Assets Agreement


                         Location of Pledged Collateral

                              Tumbledown Dick Bay

                      St. Eustatius, Netherland Antilles

                                    Exhibit I
                                     to the
                               Fiduciary Transfer
                                       of
                            Tangible Assets Agreement

                        Description of Pledged Collateral

                                See attached list